TPG Appoints Kathy Elsesser as New Independent Director
SAN FRANCISCO & FORT WORTH, Texas – January 15, 2025 – TPG Inc. (NASDAQ: TPG), a leading global alternative asset management firm, announced today that Kathy Elsesser has joined its Board of Directors (the “Board”) as an independent director, effective immediately.
“On behalf of the Board and leadership team, we are pleased to welcome Kathy to the TPG Board,” said Jim Coulter, Founding Partner and Executive Chairman of TPG. “Kathy brings a deep understanding of our industry from her years on Wall Street and her appointment is part of our long-term plan for corporate governance by a majority independent Board of Directors.”
“A trusted advisor and strategic partner to CEOs, founders, entrepreneurs, and corporate boards, Kathy is an industry leader with deep relationships and strong commercial instincts,” said Jon Winkelried, Chief Executive Officer. “We look forward to working closely with Kathy and know that our Board will benefit from her judgment and expertise.”
Elsesser brings more than three decades of financial services leadership experience at Goldman Sachs. She joined Goldman Sachs in 1989, was named Partner in 2004, and ultimately served as the Global Chair of the Consumer Retail and Healthcare Groups in the Investment Banking Division (IBD), before retiring from the Partnership in 2023 and as a Senior Advisor on January 10, 2025. She was also the Global Chair of Diversity for IBD and a member of the Firmwide Diversity and Partnership Committees. She is a member of the Board of Trustees and the Audit Chair of the Sesame Workshop, and a former member of the Board of Trustees of the Brooklyn Children’s Museum and the Board of Directors of the Brooklyn Bridge Park Conservancy.
“Since going public three years ago, TPG has driven remarkable growth and diversification, and the firm is poised for continued organic and inorganic activity in the years ahead,” said Elsesser. “TPG’s entrepreneurial culture, strong track record, and distinguished brand continue to position the firm at the forefront of the alternative asset management industry and I’m excited to partner with the Board and leadership team to contribute to the firm’s continued success.”
About TPG
TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $239 billion of assets under management and investment and operational teams around the world. TPG invests across a broadly diversified set of strategies, including private equity, impact, credit, real estate, and market solutions, and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities.
Shareholders:
Gary Stein
212 601 4750
shareholders@tpg.com
Media:
Luke Barrett
415 743 1550
media@tpg.com